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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 1 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                               Commission File Number: 000-26814
                                                                       ---------


                              DataWorks Corporation
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             (Exact name of registrant as specified in its charter)


  5910 Pacific Center Boulevard, Suite 300, San Diego, CA 92121 (619) 546-9600
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              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)


                         Common Stock, $0.001 par value
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            (Title of each class of securities covered by this Form)

                                      None
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)           [X]           Rule 12h-3(b)(1)(i)           |X]
Rule 12g4-(a)(1)(ii)          [_]           Rule 12h-3(b)(1)(ii)          [_]
Rule 12g4-(a)(2)(i)           [_]           Rule 12h-3(b)(2)(i)           [_]
Rule 12g4-(a)(2)(i)           [_]           Rule 12h-3(b)(2)(i)           [_]
                                            Rule 15d-6                    [_]

Approximate number of holders of record as of the certification or notice date: 1
               ---

Pursuant to the requirements of the Securities Exchange Act of 1934, DataWorks Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  January 4, 1999                      By: /s/ Bradley J. Thies
                                               ---------------------------------
                                               Name:  Bradley J. Thies
                                                      General Counsel and
                                                      Secretary